Exhibit 99.1

For Release April 14, 2003—1:30 p.m. PST	Contact: Heidi B. Stanley
(509) 358-6160

STERLING FINANCIAL CORPORATION

OF SPOKANE, WASHINGTON,

ANNOUNCES REDEMPTION OF STERLING CAPITAL TRUST I SECURITIES

Spokane, Washington—April 14, 2003—Sterling Financial Corporation (NASDAQ: STSA) today announced that its wholly-owned subsidiary, Sterling Capital Trust I, has called for redemption its 9.50% Cumulative Capital Securities due June 30, 2027 (the “Securities”).  The Securities will be redeemed on May 16, 2003 at 100% of the $40,000,000 aggregate principal amount thereof plus accrued and unpaid interest.

Deutsche Bank Trust Company Americas will be contacting the Holders of Sterling Capital Trust I with Notification of Full Redemption, which will include the delivery instructions for redemption of the Securities.  On and after the redemption date, interest on the Securities shall cease to accrue, the Securities will no longer be deemed outstanding and all rights with respect thereto will cease, except the rights of the holders to receive the redemption price.

Sterling Financial Corporation also announced that its wholly-owned subsidiary, Sterling Capital Trust III, sold $14.0 million of trust preferred securities on April 10, 2003.  The rate payable on these trust preferred securities will be the 90-day LIBOR plus 3.25%.  The trust preferred securities will be due in 2033.  The new trust preferred securities, part of a larger pooled offering, were not registered under the Securities Act of 1933 and, accordingly, may not be sold in the United States absent registration or an exemption from applicable registration requirements.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana.  Through Sterling’s wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.  Sterling’s subsidiary, Dime Insurance Agency provides commercial and consumer insurance products through its offices in western Montana.